Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152760

UNITED DEVELOPMENT FUNDING IV

SUPPLEMENT NO. 6 DATED MAY 3, 2013

TO THE PROSPECTUS DATED APRIL 27, 2012

This document supplements, and should be read in conjunction with, our prospectus dated April 27, 2012 relating to our offering of 35,000,000 common shares of beneficial interest, as supplemented by Supplement No. 5 dated April 18, 2013. Supplement No. 5 superseded and replaced all prior supplements to the prospectus. Unless otherwise defined in this Supplement No. 6, capitalized terms used have the same meanings as set forth in the prospectus.  The purpose of this Supplement No. 6 is to disclose:

•	the status of our public offering; and

•	the reallocation of shares between our primary offering and our distribution reinvestment plan.

Status of Our Public Offering

As of May 1, 2013, we had accepted subscriptions and issued an aggregate of 24,071,084 common shares of beneficial interest, consisting of 23,347,467 shares that have been issued in exchange for gross proceeds of approximately $465.3 million and another 723,617 shares issued in accordance with our distribution reinvestment plan (DRIP).  As of May 1, 2013, 10,928,916 shares remained available for sale to the public pursuant to our offering.  We will sell our common shares of beneficial interest in our offering until the earlier of May 13, 2013 or the date on which the maximum offering amount has been sold; provided, however, that our board of trustees may terminate this offering at any time.

Reallocation of Shares Between Our Primary Offering and Our Distribution Reinvestment Plan

The second full paragraph appearing on the outside front cover page of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We are offering and selling to the public a maximum of 34,000,000 common shares of beneficial interest for $20 per share. We are also offering up to 1,000,000 common shares of beneficial interest to be issued pursuant to our distribution reinvestment plan for $20 per share. We reserve the right to reallocate the common shares of beneficial interest we are offering between the primary offering and our distribution reinvestment plan. The net proceeds of our offering will be invested in secured loans and other real estate assets. You must purchase at least 50 shares for $1,000 if you are purchasing through an IRA or other qualified account. If you are not purchasing through a qualified account, you must purchase at least 125 shares for $2,500; provided, however, that investors in Tennessee must purchase at least 250 shares for $5,000.

The table appearing on the outside front cover page of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The Offering:

	Price to Public	Selling Commissions	Dealer Manager Fees	Proceeds to United Development Funding IV
Primary Offering
Per Share	$20.00	$1.30	$0.70	$18.00
Total Maximum	$680,000,000	$44,200,000	$23,800,000	$612,000,000
Distribution Reinvestment Plan
Per Share	$20.00	$—	$—	$20.00
Total Maximum	$20,000,000	$—	$—	$20,000,000

The first paragraph of the “Prospectus Summary – Terms of the Offering” section beginning on page 5 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We are offering to the public a maximum of 34,000,000 common shares of beneficial interest through select members of FINRA. The shares are being offered at a price of $20 per share with discounts available to certain categories of purchasers. We also are offering 1,000,000 shares for sale pursuant to our distribution reinvestment plan at a price of $20 per share. Therefore, a total of 35,000,000 shares are being registered in this offering. We reserve the right to reallocate the common shares of beneficial interest registered in this offering between the primary offering and the distribution reinvestment plan.

The “Prospectus Summary – Estimated Use of Proceeds” section beginning on page 10 of the prospectus, the first three paragraphs and the table appearing in the “Estimated Use of Proceeds” section beginning on page 60 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell (1) the maximum offering of 34,000,000 shares pursuant to our primary offering and no shares pursuant to our distribution reinvestment plan, and (2) the maximum offering of 35,000,000 shares.

Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. We expect to use at least 84.47% of the money that shareholders invest to make secured loans and other real estate investments. The remaining up to 15.53% of gross proceeds of this offering will be used to pay fees and expenses to our advisor, affiliates of our advisor, and the dealer manager and soliciting dealers. Our fees and expenses, as listed below, include the following:

•	Selling commissions equal to 6.5% of gross offering proceeds (except that no selling commissions will be paid with respect to sales pursuant to our distribution reinvestment plan), payable to the dealer manager. The dealer manager will reallow all selling commissions earned to soliciting dealers. Selling commissions may be reduced for certain categories of purchasers or in certain limited circumstances, as described in the “Plan of Distribution” section of the prospectus.

•	Dealer manager fees of 3.5% of our gross offering proceeds (except that no dealer manager fees will be paid with respect to sales pursuant to our distribution reinvestment plan), payable to the dealer manager. The dealer manager fees may be reduced in certain circumstances, as described in the “Plan of Distribution” section of the prospectus. The dealer manager may reallow all or a portion of its dealer manager fee to soliciting dealers.

•	Our advisor or its affiliates will be responsible for the payment of all organization and offering expenses other than those expenses that would be deemed to be underwriting compensation, which we will pay directly. We will pay our advisor or its affiliates a flat fee of 3% of the gross offering proceeds (other than proceeds with respect to sales pursuant to our distribution reinvestment plan) for organization and offering expenses that it incurs on our behalf. Our advisor and its affiliates will be responsible for the payment of all organization and offering expenses related to our primary offering (other than selling commissions and dealer manager fees) to the extent they exceed 3% of gross offering proceeds from the primary offering, without recourse against or reimbursement by us. We may not amend our advisory management agreement to increase the amount we are obligated to pay our advisor with respect to organization and offering expenses during this primary offering. Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 15% of gross offering proceeds.

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Organization and offering expenses (other than selling commissions and dealer manager fees) are defined generally as any and all costs and expenses incurred by us in connection with our formation, preparing us for this offering, the qualification and registration of this offering and the marketing and distribution of our shares in this offering, including, but not limited to, accounting and legal fees, bona fide due diligence expenses which are separately and specifically invoiced, amending the registration statement and supplementing the prospectus, printing, mailing and distribution costs, filing fees, amounts to reimburse our advisor or its affiliates for the salaries of employees and other costs in connection with preparing supplemental sales literature, telecommunication costs, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts, the cost of bona fide training and education meetings held by us (including the travel, meal and lodging costs of registered representatives of broker-dealers), attendance fees and cost reimbursement for employees of our advisor and its affiliates to attend retail conferences conducted by broker-dealers.

•	Acquisition and origination fees and expenses equal to 3% of the net amount available for investment after payment of selling commissions, dealer manager fees and organization and offering expenses, i.e., 3% of the funds advanced in respect of secured loans and 3% of the contract purchase price of other real estate investments, payable to our advisor and its affiliates in connection with the selection, evaluation, acquisition and/or origination of secured loans, and the selection, evaluation and acquisition of other real estate investments, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, nonrefundable option payments on properties that are not acquired, title insurance, and miscellaneous expenses related to the selection and acquisitions of investments, whether or not acquired; provided, however, that no acquisition and origination fees and expenses will be paid with respect to any asset level indebtedness we incur. The acquisition and origination fees and expenses that we pay will be reduced by the amount of any acquisition and origination fees and expenses paid by borrowers or investment entities to our advisor or affiliates of our advisor with respect to our investment. We will not pay any acquisition and origination fees and expenses with respect to any participation agreement we enter into with our affiliates or any affiliates of our advisor for which our advisor or affiliates of our advisor previously has received acquisition and origination fees and expenses from such affiliate with respect to the same secured loan or other real estate asset. Acquisition and origination fees and expenses, if any, will be paid by us with respect to each new loan we originate or acquire at the time we enter into or acquire the loan. Acquisition and origination fees and expenses, if any, will be paid by us with respect to each new real estate asset we acquire at the time such acquisition is closed.

In no event shall the total underwriting compensation, including selling commissions and dealer manager fees, exceed 10% of gross offering proceeds.

	Maximum Primary Offering (34,000,000 shares)(1)		Maximum Total Offering (35,000,000 shares)(1)
	Amount	Percent	Amount	Percent
Gross offering proceeds	$680,000,000	100.00%	$700,000,000	100.00%
Selling commissions(2)	44,200,000	6.50	44,200,000	6.32
Dealer manager fees(2)	23,800,000	3.50	23,800,000	3.40
Organization and offering expenses(3)	20,400,000	3.00	20,400,000	2.91
Amount available for investment	$591,600,000	87.00%	$611,600,000	87.37%
Acquisition and origination fees and expenses(4)	$17,231,068	2.53%	$17,813,592	2.54%
Amount estimated to be invested(5)	$574,368,932	84.47%	$593,786,408	84.83%

(1)	For purposes of this table, the maximum primary offering amounts assume that no purchases are made under our distribution reinvestment plan, and the maximum total offering amounts assume the sale of all 1,000,000 shares being offered under our distribution reinvestment plan.

(2)	We pay selling commissions of up to 6.5% and a dealer manager fee of up to 3.5%, each of which is based on the gross proceeds of the primary offering and payable to the dealer manager. The dealer manager will reallow all selling commissions, subject to federal and state securities laws, to the soliciting dealers who sold our common shares. The dealer manager, in its sole discretion, may reallow all or a portion of the dealer manager fee attributable to our common shares, subject to federal and state securities laws, sold by soliciting dealers participating in this offering. The selling commissions and dealer manager fee may be reduced for volume discounts and other circumstances or waived as further described in the “Plan of Distribution” section of the prospectus; however, for purposes of this table, we have not assumed any such discounts or waivers. We do not pay selling commissions or dealer manager fees for shares issued pursuant to our distribution reinvestment plan.

(3)	Our advisor will pay any amount of organization and offering expense that exceeds 3% of the gross proceeds from our primary offering.

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(4)	For purposes of this table, we have assumed that 87% of gross offering proceeds (or 87.37% of gross proceeds from the total offering which includes the maximum number of shares registered in respect of both the primary offering and the distribution reinvestment plan) are used to make loans or acquire other real estate assets and to pay the fees and expenses related to the selection and acquisition of such investments.

(5)	Includes amounts we expect to invest in secured loans and other real estate investments net of fees and expenses. We estimate that at least 84.47% of gross offering proceeds will be used to acquire secured loans and other real estate investments. The percentage of gross offering proceeds available to be invested may increase to 84.83% if our distribution reinvestment plan is fully subscribed.

The “Prospectus Summary – Compensation to the Dealer Manager, and Our Advisor and Its Affiliates” section beginning on page 16 of the prospectus, the table appearing in the “Compensation” section beginning on page 122 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We have no paid employees. UMTH General Services, L.P., our advisor, and certain of its affiliates manage our day-to-day operations. The following table summarizes all of the compensation and fees, including reimbursement of expenses, we will pay to our advisor and its affiliates, and to our unaffiliated dealer manager and soliciting dealers, during the various phases of our organization and operation. Selling commissions and dealer manager fees may vary for different categories of purchasers as described in the “Plan of Distribution” section of the prospectus. This table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Type of Compensation	Form of Compensation	Estimated Dollar Amount for Maximum Primary Offering (34,000,000 shares)(1)	Estimated Dollar Amount for Maximum Distribution Reinvestment Plan Offering (1,000,000 shares)(1)

Organizational and Offering Stage
Selling Commissions (paid to Realty Capital Securities)	6.5% of gross offering proceeds, subject to the volume discounts and other special circumstances described in the “Plan of Distribution” section of the prospectus. The dealer manager will reallow all selling commissions earned to soliciting dealers. No selling commissions are payable for shares issued pursuant to our distribution reinvestment plan.	$44,200,000	$0
Dealer Manager Fees (paid to Realty Capital Securities)	3.5% of gross offering proceeds before any reallowance to soliciting dealers, subject to the circumstances described in the “Plan of Distribution” section of the prospectus. The dealer manager may reallow all or a portion of its dealer manager fee to soliciting dealers. No dealer manager fee is payable for shares issued pursuant to our distribution reinvestment plan.	$23,800,000	$0
Organization and Offering Expenses (paid to our advisor)	3% of gross offering proceeds (except that no organization and offering expenses will be reimbursed with respect to sales under our distribution reinvestment plan).	$20,400,000	$0

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Type of Compensation	Form of Compensation	Estimated Dollar Amount for Maximum Offering (35,000,000 shares)(1)

Operational Stage
Acquisition and Origination Fees and Expenses (paid to our advisor or affiliates of our advisor)(2)	3% of net amount available for investment in secured loans and other real estate assets (after payment of selling commissions, dealer manager fees and organization and offering expenses); provided, however, that no acquisition and origination fees and expenses will be paid with respect to any asset level indebtedness we incur. The acquisition and origination fees and expenses that we pay will be reduced by the amount of any acquisition and origination fees and expenses paid by borrowers or investment entities to our advisor or affiliates of our advisor with respect to our investment. We will not pay any acquisition and origination fees and expenses with respect to any participation agreement we enter into with our affiliates or any affiliates of our advisor for which our advisor or affiliates of our advisor previously has received acquisition and origination fees and expenses from such affiliate with respect to the same secured loan or other real estate asset.	$17,813,592
Advisory Fees (paid to our advisor)(3)	2% per annum of our average invested assets, including secured loan assets; provided, however, that no advisory fees will be paid with respect to any asset level indebtedness we incur. The fee will be payable monthly in an amount equal to one-twelfth of 2% of our average invested assets, including secured loan assets, as of the last day of the immediately preceding month; provided, however that no advisory fees will be paid with respect to any asset level indebtedness we incur.	$11,875,728(4)
Debt Financing Fees (paid to our advisor)(2)	1% of the amount made available to us pursuant to the origination of any line of credit or other debt financing, provided our advisor has provided a substantial amount of services as determined by the independent trustees. On each anniversary date of the origination of any such line of credit or other debt financing, an additional fee of 0.25% of the primary loan amount will be paid if such line of credit or other debt financing continues to be outstanding on such date, or a pro rated portion of such additional fee will be paid for the portion of such year that the financing was outstanding.	$5,937,864, plus $1,484,466 annually(5)
Other Operating Expenses (reimbursed to our advisor)(6)	We reimburse the expenses incurred by our advisor in connection with its provision of services to us, including our allocable share of the advisor’s overhead, such as rent, personnel costs, utilities and IT costs. We do not reimburse for personnel costs in connection with services for which our advisor or its affiliates receive fees pursuant to our advisory agreement.	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.
Subordinated Incentive Fee (paid to our advisor)(7)(8)	15% of the amount by which our net income for the immediately preceding year exceeds the sum of the total amount of capital raised from (and returned to) investors and the amount of cash flow necessary to generate a 10% annual cumulative, non-compounded return to investors. The fee will be paid annually and upon termination of the advisory agreement. If the fee is being paid upon termination of the advisory agreement, then such fee will be appropriately pro rated for a partial year and calculated based upon our net income and aggregate capital contributions for such partial year.	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.

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Type of Compensation	Form of Compensation	Estimated Dollar Amount for Maximum Offering (35,000,000 shares)(1)

Disposition/Liquidation Stage

Securitized Loan Pool Placement Fees (paid to our advisor)(9)(10)	From time to time, subject to terms and conditions approved by a majority of the independent trustees, the advisor, or its affiliates, we may structure the sale of our loans in securitized loan pools. Upon successful placement of the securitized loan pool interests, an affiliate of our advisor will be paid a fee equal to 2% of the net proceeds realized by us, provided our advisor or an affiliate of our advisor has provided a substantial amount of services as determined by the independent trustees.	Actual amounts are dependent upon net proceeds realized from placement of loan pools and therefore cannot be determined at the present time.

Disposition Fees (paid to our advisor or its affiliates)(8)(9)(10)	For substantial assistance in connection with the sale of properties, the lesser of one-half of the reasonable and customary real estate or brokerage commission or 2% of the contract sales price of each property sold; provided, however, that in no event may the disposition fees paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price. Our independent trustees will determine whether the advisor or its affiliate has provided substantial assistance to us in connection with the sale of a property. Substantial assistance in connection with the sale of a property includes the advisor’s preparation of an investment package for the property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the advisor in connection with a sale.	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.

Subordinated Incentive Listing Fee (paid to our advisor)(8)(11)	Upon listing our common shares on a national securities exchange, our advisor will be entitled to a fee equal to 15% of the amount, if any, by which (1) the market value of our outstanding shares plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate a 10% annual cumulative, non-compounded return to investors.	Actual amounts are dependent upon the market value of our outstanding shares at a later date and therefore cannot be determined at the present time.

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(1)	The estimated maximum dollar amounts are based on the sale to the public of a maximum of 34,000,000 shares at $20 per share and 1,000,000 shares under our distribution reinvestment plan at $20 per share.

(2)	From time to time, our advisor may direct us to pay all or a portion of the acquisition and origination fees and expenses directly to UMTH Land Development, L.P. (UMTH LD), our asset manager. Our advisor (or our asset manager, as the case may be) may also receive acquisition and origination fees paid by borrowers or investment entities; in such cases, the acquisition and origination fees and expenses that we pay to our advisor (or our asset manager, as the case may be) will be reduced by the amount of any acquisition and origination fees and expenses paid by borrowers or investment entities to our advisor (or our asset manager, as the case may be) with respect to our investment. In no event will the total of all acquisition and origination fees and expenses, including debt financing fees, with respect to a particular loan, property acquisition or equity investment, from any source, exceed 6% of the funds advanced under the loan or the contract purchase price of the property or equity investment. Also, we may pay our advisor (or our asset manager, as the case may be) acquisition and origination fees and expenses upon the reinvestment of proceeds from capital transactions, such as the repayment of principal of a loan by a borrower, which shall not exceed 3% of the funds advanced under a new loan or the contract purchase price of the new property or equity investment; provided, however, that no such acquisition and origination fees and expenses will be paid with respect to any asset level indebtedness we incur. In all cases, acquisition and origination fees paid by us in respect of secured loans will not exceed 1% per annum when pro rated over the stated term of the respective loan.

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(3)	“Average invested assets” for any period will be the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during such period. During such periods in which we are obtaining regular independent valuations of the current value of our net assets for purposes of enabling fiduciaries of employee benefit plan shareholders to comply with applicable Department of Labor reporting requirements, aggregate assets value will be the greater of (a) the amount determined pursuant to the foregoing or (b) our assets’ aggregate valuation established by the most recent such valuation report without reduction for depreciation, bad debts or other similar non-cash reserves and without reduction for any debt secured by or relating to such assets. However, for purposes of calculating the advisory fees, average invested assets will not include any asset level indebtedness we incur. Our advisor will be obligated to pay all expenses incurred by our advisor in connection with the services it provides, directly or indirectly, to us, including but not limited to asset management fees paid to UMTH LD.

(4)	These amounts are estimates based on our estimated use of proceeds. The actual amounts of the advisory fees to be paid to our advisor are dependant upon our average invested assets; provided that no advisory fees will be paid with respect to any asset level indebtedness we incur.

(5)	These amounts are estimates based on our estimated use of proceeds and our use of 50% fund level leverage. The actual amounts of the debt financing fees are dependant upon amounts available under lines of credit or other debt financing. Although we do not intend to incur the 300% level of indebtedness permitted by our declaration of trust (75% of the aggregate fair market value of our assets), as evidenced by our board of trustees’ policy to limit our fund level borrowing to no more than 50% of the aggregate fair market value of our assets, if we incurred indebtedness at the 300% level, debt financing fees would be approximately $23,751,456, plus $5,937,864 annually, if we sell the maximum total offering.

(6)	In the event that “total operating expenses” in any fiscal year exceed the greater of 2% of our average invested assets (as defined in footnote 3 above) or 25% of our net income (as defined in footnote 7 below but excluding any gain from the sale of assets), and our independent trustees do not determine such excess expenses are justified, our advisor shall reimburse us the amount by which the aggregate annual expenses exceed the limitations. We may reimburse our advisor for operating expenses in excess of that limit in the event that a majority of our independent trustees determine, based on unusual and non-recurring factors, that a higher level of expense is justified for that year. In such an event, we will send notice to each of our shareholders within 60 days after the end of the fiscal quarter for which such determination was made, along with an explanation of the factors our independent trustees considered in making such determination.

Total operating expenses are defined as aggregate expenses of every character paid or incurred by the REIT as determined under GAAP that are related to our operation, including advisory fees, but excluding:

(a)	the expenses of raising capital such as organization and offering expenses, bona fide due diligence expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of our shares;

(b)	interest payments;

(c)	taxes;

(d)	non-cash expenditures such as depreciation, amortization and bad debt reserves;

(e)	reasonable incentive fees based on the gain realized upon the sale of our assets; and

(f)	acquisition and origination fees and expenses, debt financing fees, disposition fees on the resale of property, securitized loan pool placement fees and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

(7)	“Net income” is calculated as total revenue for the applicable period, less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves and exclude gain from sale of our assets.

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(8)	The subordinated incentive fee, the disposition fee and the subordinated incentive listing fee, as the case may be, likely will be paid in the form of an interest bearing promissory note, although we may pay this fee with cash or common shares, or any combination of the foregoing. In addition, at our discretion, we may pay all or a portion of such promissory note with our common shares of beneficial interest. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. In no event will the amount paid to our advisor under the promissory note or notes, if any, including interest thereon, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.

(9)	Although we are most likely to pay the securitized loan pool placement fees and/or the disposition fees to our advisor or an affiliate of our advisor in the event of our liquidation, these fees also may be earned during our operational stage.

(10)	Our declaration of trust provides that in no event shall the disposition fees payable by us to our advisor and its affiliates exceed 3% of the contract sales price.

(11)	If at any time our shares become listed on a national securities exchange, we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life or seek to internalize the advisory functions performed by our advisor. Our independent trustees will be required to approve any new fee structure negotiated with our advisor. The market value of our outstanding shares will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed.

The first paragraph of the “Summary of Distribution Reinvestment Plan – Investment of Distributions” section beginning on page 145 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Our distribution reinvestment plan allows our shareholders and, subject to certain conditions set forth in the plan, any shareholder or partner of any other publicly offered limited partnership, real estate investment trust or other United Development Funding-sponsored real estate program, to elect to purchase our common shares with our distributions or distributions from such other programs. We are offering 1,000,000 shares for sale pursuant to our distribution reinvestment plan at $20.00 per share until the earliest to occur of: (1) the issuance of all shares authorized and reserved for issuance pursuant to the distribution reinvestment plan; (2) the termination of this offering (which is anticipated to be May 13, 2013) and any subsequent offering of distribution reinvestment plan shares pursuant to an effective registration statement; or (3) the determination by our board of trustees that the number of our shares traded in a secondary market is more than a de minimis amount. If shares authorized and reserved for issuance pursuant to the distribution reinvestment plan remain available for issuance, shares are being offered to the public pursuant to this offering or a subsequent offering, and our shares are being traded in a secondary market and the amount of such shares traded is more than a de minimis amount, we will invest distributions in shares at a price equal to the most recent per share price at which our shares were traded in the secondary market prior to the close of business on the last business day prior to the date of the distribution.

The first paragraph of the “Plan of Distribution – The Offering” section on page 187 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We are offering a maximum of 34,000,000 common shares of beneficial interest to the public at a price of $20 per share. We are also offering 1,000,000 shares for sale pursuant to our distribution reinvestment plan at a price of $20 per share. Therefore, a total of 35,000,000 shares are being registered in this offering. We reserve the right to reallocate the common shares of beneficial interest registered in this offering between the primary offering and the distribution reinvestment plan. See below for a description of the discounts and fee waivers that are available to purchasers. Subject to certain exceptions described in this prospectus, you must initially purchase at least 50 shares for $1,000 if you are purchasing through an IRA or other qualified account. If you are not purchasing through a qualified account, you must initially purchase at least 125 shares for $2,500; provided, however, that investors in Tennessee must purchase at least 250 shares for $5,000. After an investor has satisfied the minimum purchase requirement, all additional purchases must be in amounts of not less than 50 shares for $1,000, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts.

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